UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 10, 2016

The New Home Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36283	27-0560089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Enterprise, Suite 450 Aliso Viejo, California (Address of principal executive offices)	92656 (Zip Code)
(949) 382-7800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On May 10, 2016, The New Home Company Inc., a Delaware corporation (the “Company”), entered into an amended and restated credit agreement (the “Agreement”) with U.S. Bank National Association d/b/a Housing Capital Company, as Administrative Agent, and the other lenders party thereto (each a “Lender” and together, the “Lenders”), which amended and restated the Company’s existing credit agreement dated June 26, 2014. The Agreement provides for a $260 million unsecured asset based revolving credit facility, with an accordion feature that allows, subject to the satisfaction of customary conditions (including the availability of additional bank commitments), borrowings thereunder to be increased up to an aggregate of $350 million at any time outstanding (the “Credit Facility”).

The Credit Facility matures April 30, 2019 and is guaranteed by certain of the Company’s significant wholly-owned subsidiaries. In addition to customary representations and warranties, affirmative and negative covenants, the Credit Facility contains financial covenants relating to tangible net worth, liquidity, interest coverage and leverage (including a separate adjusted leverage test of the Company’s joint ventures, which terminates upon achievement of a consolidated tangible net worth of $250 million), and a limit on secured indebtedness of $55 million. The interest rate on borrowings are LIBOR-based plus an applicable margin which varies based on the Company’s leverage ratio. In addition, there are commitment fees on the unused portion of the Credit Facility which vary based on the Company’s leverage ratio.

The Credit Facility contains customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitments and permit the Lenders to accelerate payment on outstanding borrowings and require cash collateralization of letters of credit. These events of default include nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; change in control; and certain bankruptcy and other insolvency events.

The Company has banking relationships in the ordinary course of its business with U.S. Bank National Association and with certain of the other Lenders. In addition, certain of the Lenders and their respective affiliates have in the past performed commercial banking, investment banking, underwriting, and/or advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses, and may, from time to time, engage in transactions with and perform services for the Company for which they may receive customary fees and reimbursement of expenses.

The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information under Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
The Company issued a press release to announce its entry into the Agreement. A copy of the press release, which was issued on May 11, 2016, is attached hereto as Exhibit 99.1 and incorporated by reference into this Item 7.01.
The information in this Item 7.01 (including Exhibit 99.1) is furnished pursuant to Item 7.01 and shall not be deemed "filed" for purposes of the Act or otherwise subject to the liabilities of the Act. The information in this Item 7.01 will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated May 10, 2016, among The New Home Company Inc., U.S. Bank National Association and the several lenders named therein

99.1	Press Release issued by The New Home Company Inc. on May 11, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The New Home Company Inc.

Date: May 11, 2016	By:	/s/ John M. Stephens
John M. Stephens
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated May 10, 2016, among The New Home Company Inc., U.S. Bank National Association and the several lenders named therein

99.1	Press Release issued by The New Home Company Inc. on May 11, 2016